Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-61752, 33-80918, 33-86940, 33-93088, 333-77233, 333-50774, 333-50776, 333-111498, 333-123233, 333-123234), on Form S-4 (File Nos. 333-88802, 333-115419) and on Form S-3 (File Nos. 333-89156, 333-115810) of our reports dated July 7, 2006, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc., Isle of Capri Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended April 30, 2006.

ERNST & YOUNG LLP

New Orleans, Louisiana
July 7, 2006